Exhibit 99.1
Linkwell  in Definitive Agreement to Acquire Metamining Nevada, Inc. as Wholly Owned Subsidiary

Shanghai, China--(4/2/12) – Linkwell Corporation “Linkwell”(OTC:LWLL), a developer, manufacturer and distributer of disinfectant healthcare products in China, announced today it has entered into a definitive share exchange agreement with Metamining Inc. (“Metamining”) to acquire  Metamining Nevada, Inc., (“Metamining Nevada”) as a wholly owned subsidiary, in exchange for nine million shares of its newly issued Series C convertible preferred stock and three million warrants to purchase common stock.  After giving effect to a planned 1 for 200 reverse stock split, the Series C preferred is convertible into nine million shares of common stock, and the three million common stock purchase warrants are exercisable for a period of five years from the date of issuance at $5.00 per share.

Metamining Nevada was established by Metamining, (http://www.metamininginc.com), and is a company engaged in the exploration, mining, and trading of iron ore. Metamining Nevada owns rights to approximately 4,500 acres of mining properties in northern Nevada. Feasibility studies and a separate technical report based on past exploration and drilling data for one 640 acre section of the mining properties, prepared by a “Qualified Person” as defined by  National Instrument 43-101, indicate that this section may hold as much as 450 million tons of crude ore with 20-30% iron content. Those same reports also indicate that with additional exploration and drilling it can reasonably be expected to reveal resources on the order of 1 billion tons of iron ore on all of the mining properties of Metamining Nevada.

In conjunction with the acquisition of Metamining Nevada, Mr. Song Qiang Chen, co-founder and Executive Chairman and Mr. Ling Li, co-founder and Director of Metamining Nevada were appointed as members of Linkwell’s Board of Directors.  Mr. Chen and Mr. Li both have extensive experience in the management and development of mining properties, as well as in commercial trading of mineral commodities in both the United States and overseas.

Commenting on the acquisition, Mr. Xuelian Bian, CEO of Linkwell, stated, "We are extremely pleased to have entered into this agreement to acquire Metaming Nevada and enter into a new era for our company.  We are confident that this acquisition will become a tremendous long term growth opportunity for our company and we intend to work diligently to unlock the vast potential of these mining properties for our shareholders."

About Linkwell

Linkwell Corporation, through its subsidiary, Linkwell Tech Group, Inc., develops, manufactures and distributes disinfectant healthcare products in China. Linkwell's disinfectant healthcare products are recognized as one of leading domestic Chinese brands in this market segment. Linkwell currently has 56 different products include disinfectants in liquid, tablet, powder and aerosol form. Linkwell has a national marketing and sales presence throughout all 22 provinces, 5 autonomous regions, and 4 special municipalities of China. For more information, please visit http://www.linkwell.us.

Safe Harbor Statement

Linkwell Corporation is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to our expectations regarding our ability to secure financing to complete the acquisition of Metamining Nevada’s mining property rights and the exploration and mining of iron ore to sustain long term growth, our expectations regarding the quantity and quality of iron ore contained within Metamining Nevada’s properties, and our ability to mine and sell the iron ore. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission (the "SEC") filings, including our Form 10-K filed with the SEC.

Contact:
Linkwell Corporation
Dore Perler
Pearl Group Advisors
954-232-5363

Metamining Nevada, Inc.
Richard Galterio
Investor Relations
732-642-7770